Exhibit 99.1

PRESS RELEASE

For release:	May 5, 2016

Contact:	Media Stephen Ries Senior Corporate Counsel (610) 668-3270 sries@global-indemnity.com

Global Indemnity plc Reports First Quarter 2016 Financial Results.

Dublin, Ireland (May 5, 2016) – Global Indemnity plc (NASDAQ:GBLI) today reported net income for the three months ended March 31, 2016 of $7.1 million or $0.41 per share, compared to net income of $6.8 million or $0.26 per share for the same period of 2015. Operating income was $12.0 million or $0.69 per share for the three months ended March 31, 2016 compared to $8.8 million or $0.34 per share for the first quarter of 2015. As of March 31st, book value per share was $43.66, an increase of 1.6% compared to book value per share of $42.98 at December 31, 2015.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Three Months Ended March 31,			As of March 31,	As of December 31,
	2016	2015		2016	2015
Gross Premiums Written	$141.4	$142.9	Book value per share	$43.66	$42.98
Net Premiums Written	$116.9	$126.1	Shareholders’ equity	$766.1	$749.9
			Cash and invested assets(1)	$1,506.1	$1,516.3
Net income	$7.1	$6.8
Net income per share	$0.41	$0.26	(1) Including receivable/(payable) for securities sold/(purchased)
Operating income	$12.0	$8.8
Operating income per share	$0.69	$0.34
Combined ratio analysis:
Loss ratio	53.3	54.7
Expense ratio	42.8	37.9

Combined ratio	96.1	92.6

Cynthia Y. Valko, Chief Executive Officer, commented: “I am pleased that our focus on profitable growth has resulted in year over year growth in net income and operating income. Premiums at American Reliable grew 4.7% compared to the prior year, and all of our operating segments were profitable in the first quarter of 2016. While the overall combined ratio reflects continued profitability, our combined ratio is slightly higher than the same period of 2015 due to a higher expense ratio. The increase in the expense ratio was primarily due to a reduction in earned premiums, which was the result of the Company reducing the amount of catastrophe business it writes and purchasing additional reinsurance. As the year continues, we expect the expense ratio to improve due to the completion of the integration of American Reliable.”

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity plc’s three primary segments are:

•	United States Based Commercial Lines Operations

•	United States Based Personal Lines Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include, but are not limited to, the risk that there may be difficulties in the continued integration of American Reliable business, which could result in a failure to realize the potential benefits of the acquisition, and the risk that American Reliable’ s or Global Indemnity’s prospective insurance premiums, investment yield, or net earnings are less than anticipated (including as a result of unexpected events, competition, costs, charges or outlays whether as a consequence of the transaction or otherwise). The foregoing review of factors that could cause actual financial or operating performance to differ materially from expectations is not exhaustive. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of additional risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements.

[1]	Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.

Global Indemnity plc’s Combined Ratio for the Three Months Ended March 31, 2016

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio, by reportable business segment, for the three months ended March 31, 2016 are as follows:

	Commercial Lines	Personal Lines	Reinsurance Operations
Loss Ratio	52.8	56.7	37.7
Expense Ratio	43.2	43.7	36.7

Combined Ratio	96.0	100.4	74.4

Loss Ratio:

Commercial Lines Operations:

The loss ratio for the Company’s Commercial Lines was 52.8% for 2016 compared with 58.4% for 2015. The loss ratio for the three months ended March 31, 2016 was lower than the comparable period in 2015 due to lower than anticipated claims severity in general liability and lower than expected case incurred emergence on non-catastrophe property claims. The current accident year loss ratio increased 2.2 points from 62.4% in 2015 to 64.6% in 2016. This increase was primarily due to two large property brokerage fire losses in 2016 offset by lower severity in catastrophe claims.

Personal Lines Operations:

The loss ratio for the Company’s Personal Lines was consistent year over year. The 2016 loss ratio was 56.7% compared with 56.6% for 2015. There were no adjustments to prior accident years.

Reinsurance Operations:

The loss ratio for the Company’s Reinsurance Operations was 37.7% for 2016 compared with 31.1% for 2015. The increase in the loss ratio was primarily due to the Company reducing the amount of catastrophe business it writes. The 2016 loss ratio includes an improvement of 8.2 points due to reductions in prior accident year loss reserves resulting from ultimate losses being lower than expected for property lines. The current accident year loss ratio increased 3.7 points from 42.2% in 2015 to 45.9% in 2016 due to the reduction in catastrophe business written as well as a change in business mix. Professional liability premiums increased slightly, which historically have a higher loss ratio than property treaties.

Expense ratio:

For the three months ending March 31, the total expense ratio increased from 37.9% in 2015 to 42.8% in 2016. The increase in the 2016 expense ratio was primarily due to a reduction in earned premium as a result of the Company reducing catastrophe exposure and purchasing additional reinsurance.

Global Indemnity plc’s Gross and Net Premiums Written Results by Segment

	Three Months Ended March 31,
	Gross Premiums Written		Net Premiums Written
	2016	2015	2016	2015
Commercial Lines Operations	$49,091	$49,793	$43,558	$45,622
Personal Lines Operations	79,540	73,211	60,579	60,656
Reinsurance Operations	12,735	19,865	12,735	19,826

Total	$141,366	$142,869	$116,872	$126,104

Gross premiums written and net premiums written decreased 1.1% and 7.3%, respectively, compared to the same period in 2015.

Commercial Lines Operations: For the three months ended March 31, 2016, gross premiums written and net premiums written both decreased 1.4% and 4.5%, respectively, compared to the same period in 2015. The reduction in net premiums written was primarily due to ceding at a higher rate as a result of increasing property reinsurance.

Personal Lines Operations: For the three months ended March 31, 2016, gross premiums written increased 8.6% and net premiums written decreased 0.1% compared to the same period in 2015. $3.3 million of the increase in gross premiums written relates to business that is ceded to insurance entities owned by American Reliable’s former parent, Assurant, under a 100% quota share reinsurance agreement. Excluding the portion of gross premiums written that were ceded to affiliates of Assurant, gross premiums written increased $3.0 million or 4.7% compared to 2015. The increase in gross premiums written not ceded to affiliates of Assurant was offset by an increase in catastrophe reinsurance.

Reinsurance Operations: For the three months ended March 31, 2016, gross premiums written and net premiums written decreased 35.9% and 35.8%, respectively, compared to the same period in 2015. This decrease in gross and net premiums written is mainly due to a reduction in catastrophe exposure. In addition, the property catastrophe reinsurance marketplace continues to be very competitive due to excess capital.

###

Note: Tables Follow

GLOBAL INDEMNITY PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended March 31,
	2016	2015
Gross premiums written	$141,366	$142,869

Net premiums written	$116,872	$126,104

Net premiums earned	$121,636	$127,337
Net investment income	9,746	8,241
Net realized investment losses	(7,493)	(2,970)
Other income	956	552

Total revenues	124,845	133,160
Net losses and loss adjustment expenses	64,784	69,619
Acquisition costs and other underwriting expenses	52,090	48,258
Corporate and other operating expenses	3,803	11,540
Interest expense	2,215	505

Income before income taxes	1,953	3,238
Income tax benefit	(5,172)	(3,556)

Net income	$7,125	$6,794

Weighted average shares outstanding–basic	17,224	25,449

Weighted average shares outstanding–diluted	17,444	25,642

Net income per share – basic	$0.41	$0.27

Net income per share – diluted	$0.41	$0.26

Combined ratio analysis:
Loss ratio	53.3	54.7
Expense ratio	42.8	37.9

Combined ratio	96.1	92.6

The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY PLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) March 31, 2016	December 31, 2015
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2016 - $1,306,350 and 2015 - $1,308,333)	$1,312,909	$1,306,149
Equity securities:
Available for sale, at fair value (cost: 2016 - $100,175 and 2015 - $100,157)	113,398	110,315
Other invested assets	32,626	32,592

Total investments	1,458,933	1,449,056
Cash and cash equivalents	47,304	67,037
Premiums receivable, net	85,568	89,245
Reinsurance receivables, net	113,564	115,594
Funds held by ceding insurers	17,281	16,037
Federal income taxes receivable	4,931	4,828
Deferred federal income taxes	37,324	34,687
Deferred acquisition costs	55,338	56,517
Intangible assets	23,475	23,607
Goodwill	6,521	6,521
Prepaid reinsurance premiums	50,405	44,363
Receivable for securities sold	—	172
Other assets	66,005	49,630

Total assets	$1,966,649	$1,957,294

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$676,236	$680,047
Unearned premiums	287,561	286,285
Ceded balances payable	5,761	4,589
Contingent commissions	8,070	11,069
Payable for securities purchased	94	—
Debt	166,737	172,034
Other liabilities	56,084	53,344

Total liabilities	1,200,543	1,207,368

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 16,552,126 and 16,424,546 respectively; A ordinary shares outstanding: 13,413,828 and 13,313,751, respectively; B ordinary shares issued and outstanding: 4,133,366 and 4,133,366, respectively	3	3
Additional paid-in capital	530,556	529,872
Accumulated other comprehensive income, net of taxes	13,236	4,078
Retained earnings	325,541	318,416
A ordinary shares in treasury, at cost: 3,138,298 and 3,110,795 shares, respectively	(103,230)	(102,443)

Total shareholders’ equity	766,106	749,926

Total liabilities and shareholders’ equity	$1,966,649	$1,957,294

GLOBAL INDEMNITY PLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) March 31, 2016	December 31, 2015
Fixed maturities	$1,312.9	$1,306.1
Cash and cash equivalents	47.3	67.0

Total bonds and cash and cash equivalents	1,360.2	1,373.1
Equities and other invested assets	146.0	143.0

Total cash and invested assets, gross	1,506.2	1,516.1
Receivable/(payable) for securities sold (purchased)	(0.1)	0.2

Total cash and invested assets, net	$1,506.1	$1,516.3

(Unaudited) Three Months Ended March 31, 2016 (a)
Net investment income	$9.7

Net realized investment losses	(7.4)
Net change in unrealized investment gains and losses	11.8

Net realized and unrealized investment returns	4.4

Total investment return	$14.1

Average total cash and invested assets (b)	$1,511.2

Total investment return % annualized	3.7%

(a)	Amounts in this table are shown on a pre-tax basis.
(b)	Simple average of beginning and end of period, net of payable/receivable for securities.

GLOBAL INDEMNITY PLC

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended March 31,
	2016	2015
Operating income	$11,991	$8,818
Adjustments:
Net realized investment losses, net of tax	(4,866)	(2,024)

Net income	$7,125	$6,794

Weighted average shares outstanding – basic	17,224	25,449

Weighted average shares outstanding – diluted	17,444	25,642

Operating income per share – basic	$0.70	$0.35

Operating income per share – diluted	$0.69	$0.34

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.